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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                         Home Loan Financial Corporation
          -------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
          -------------------------------------------------------------
                         (Title of Class of Securities)


                                   437183 10 6
          -------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------
CUSIP No.   437183 10 6             13G
--------------------------

-------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert C. Hamilton

-------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [ ]
                                                                (b)  [ ]

-------------------------------------------------------------------------------
    3   SEC USE ONLY


-------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    123,032
        NUMBER OF          ----------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     20,300
         BY EACH           ----------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    93,688
                           ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    49,644
-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        143,332

-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.47%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN

-------------------------------------------------------------------------------

                                       2
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Item 1(a).  Name of Issuer:
---------
            Home Loan Financial Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
---------
            401 Main Street
            Coshocton, Ohio  43812

Item 2(a).  Name of Person Filing:
---------
            Robert C. Hamilton

Item 2(b).  Address of Principal Business Office or, if none, Residence:
---------
            217 S. Wall Street
            West Lafayette, Ohio 43845

Item 2(c).  Citizenship:
---------
            United States

Item 2(d).  Title and Class of Securities:
---------
            Common Shares

Item 2(e).  CUSIP Number
----------
            437183 10 6

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
------       or (c), check whether the person filing is a:

            (a)   [  ]  Broker or Dealer registered under Section 15 of the
                        Act (15 U.S.C. 78o).

            (b)   [  ]  Bank as defined in section 3(a)(6) of the Act (15
                        U.S.C. 78c).


            (c)   [  ]  Insurance Company as defined in section 3(a)(19) of
                        the Act (15 U.S.C. 78c).


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            (d)   [  ]  Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [  ]  An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E).

            (f)   [  ]  An employee benefit plan or endowment fund in
                        accordance with Section 240.13d-1(b)(1)(ii)(F).

            (g)   [  ]  A parent holding company or control person in
                        accordance with Section 240.13d-1(b)(1)(ii)(G).

            (h)   [  ]  A savings association as defined in Section 13(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   [  ]  A group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).


Item 4.     Ownership:
-------
            (a)  Amount Beneficially Owned:

                 143,332

            (b)  Percent of Class:

                 8.47%

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:       123,032

                 (ii)  shared power to vote or to direct the vote:      20,300

                 (iii) sole power to dispose or to direct the
                       disposition of:                                  93,688

                 (iv)  shared power to dispose or to direct the
                       disposition of:                                  49,644

Item 5.     Ownership of Five Percent or Less of a Class:
------
            Inapplicable



                                       4
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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
------
            Inapplicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      the Security Being Reported on by the Parent Holding Company:

            Inapplicable

Item 8.     Identification and Classification of Members of the Group:
------
            Inapplicable

Item 9.     Notice of Dissolution of Group:
------
            Inapplicable

Item 10.    Certification:
-------
                     By signing below, I certify that, to the best
            of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 17, 2004                               /s/ Robert C. Hamilton
-----------------------                         ------------------------------
Date                                            Robert C. Hamilton




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